Exhibit 21

List of subsidiaries of the registrant

Name	Jurisdiction of organization

JBS USA, LLC	Delaware
JBS USA Finance, Inc.	Delaware
Kabushiki Kaisha SAC Japan	Japan
Swift Beef Company	Delaware
Swift Brands Company	Delaware
JBS Packerland, Inc.	Delaware
S&C Resale Company	Delaware
Swift Pork Company	Delaware
JBS US Holding LLC	Delaware
Swift Refrigerated Foods, S.A. de C.V.	Mexico
JBS Holdco Australia P.L	Australia
JBS Southern Holdco P/L	Australia
Swift & Company International Sales Corporation	Colorado
Miller Bros. Co, Inc.	Utah
JBS Trading International, Inc.	Colorado
Cattle Production System, Inc.	Delaware
JBS Souderton, Inc.	Pennsylvania
JBS Green Bay, Inc.	Delaware
MF Cattle Feeding, Inc.	Colorado
Calf Source, LLC	Wisconsin
Skippack Creek Corporation	Delaware
Five Star Cattle Systems, LLC	Colorado
JBS Five Rivers Cattle Feeding, LLC	Delaware
Moyer Distribution, LLC	Delaware
MOPAC of Virgina, Inc.	Virginia
Mountain View Rendering Company, LLC	Virginia
Northern Colorado Feed, LLC	Colorado
Packerland Distribution, LLC	Delaware
JBS Plainwell, Inc.	Delaware
Packerland Transport, Inc.	Delaware
JBS Tolleson, Inc.	Arizona
S&C Australia Holdco Pty Ltd.	Australia
ZM Australia P/L	Australia
Swift Australia P/L	Australia
Burcher Pty. Limited	Australia
JBS Southern Australia P/L	Australia
Swift Australia (Southern) P/L	Australia
Industry Park Pty Ltd	Australia
Baybrick Pty Ltd.	Australia